Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the prospectus of this registration statement on Form S-3 being filed by Outdoor Channel Holdings, Inc. of our report, dated February 25, 2005, except for Note 16, which is as of May 9, 2005, on our audits of the Company’s consolidated financial statements as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, which report is included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004.  We also consent to the reference to our Firm under the caption “Experts” in the prospectus of the registration statement.

/s/ J. H. Cohn LLP

San Diego, California
December 2, 2005